As filed with the Securities and Exchange Commission on January ___, 2008.

Registration No.  333-__________

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

 REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

XEDAR CORPORATION
 (Name of small business issuer in its charter)

Colorado	84-0684753
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8310 South Valley Highway, Suite 220
Englewood, CO 80112
(303) 377-0033
(Address and telephone number of principal executive offices)

XEDAR CORPORATION
2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Steven M. Bragg
8310 South Valley Highway, Suite 220
Englewood, CO 80112
(303) 377-0033
(Name, address and telephone number of agent for service)

Copies to:
Thomas S. Smith, Esq.
Sean C. Stewart, Esq.
Castle Meinhold & Stawiarski LLC
999 Eighteenth Street, Suite 2201
Denver, Colorado 80202
 (303) 865-1607
(303) 865-1707 (Fax)

____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, no par value under theXedar Corporation:
2007 Equity Incentive Plan	1,500,000	$1.88	$ 2,820,000.00	$110.83
Totals	1,500,000		$ 2,820,000.00	$110.83
_________________

(1)In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended, based on the average of the bid and asked price per share of the common stock as of January 23, 2007, as reported on the NASDAQ over-the-counter bulletin board (OTC.BB), which was $1.88.
____________________

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

 The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

(a)
Our annual report on Form 10-KSB for the year ended December 31, 2006 (filed March 16, 2007, as amended by our 10-KSB/A-1 filed November 13, 2007) which contain audited financial statements for our latest fiscal year for which such statements have been filed;

(b)
Our quarterly reports on Form 10-QSB for the quarters ended March 31, 2007 (filed May 15, 2007, as amended by our 10-QSB/A-1 filed May 16, 2007 and our 10-QSB/A-2 filed November 13, 2007), June 30, 2007 (filed August 20, 2007, as amended by our 10-QSB/A-1 filed November 13, 2007), and September 30, 2007 (filed November 19, 2007);

(c)
Our current  reports on Form 8-K filed on March 23, 2007, May 10, 2007, June 12, 2007, July 20, 2007, July 31, 2007, July 31, 2007, August 13, 2007, October 2, 2007, October 3, 2007, October 19, 2007, November 13, 2007, December 18, 2007, and January 23, 2007; and

(d)
The description of our Common Stock contained in the Registration Statement on Form 10-SBfiled on April 17,2006,under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

            All documents filed by uspursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment whichindicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

Our Bylaws require us to indemnify our officers and directors and other persons against expense, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our Bylaws will be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct.

Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

            Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

•	acted in good faith;
•	if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and
•	in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if:

•	in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or
•
in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.   Exemption From Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Number	Description
5.1	Opinion of Castle Meinhold & Stawiarski LLC regarding legality of the Common Stock being registered
23.1	Consent of Castle Meinhold & Stawiarski LLC (included in Exhibit 5.1)
23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC
24.1	Power of Attorney (see signature page)
99.1	Xedar Corporation 2007 Equity Incentive Plan

Item 9.   Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

 (iii) To include any additional or changed material information on the plan of distribution

(2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration  any of the securities that remain unsold at the end  of the offering.

(4) For determining liability  of the undersigned  small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provide by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado on January 28, 2008.

Xedar Corporation

By:	/s/ Hugh H. Williamson, III
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Xedar Corporation hereby constitute and appoint Hugh H. Williamson, III, our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names and in the capacities indicated below, the Registration Statement filed herewith and any and all amendments and supplements to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Xedar Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments and supplements thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hugh H. Williamson, III Hugh H. Williamson, III	President, Chief Executive Officer and Director (Chairman)	January 28, 2008
/s/ Steven M. Bragg Steven M. Bragg	Chief Financial Officer, Treasurer, Secretary and Principal Accounting Officer	January 28, 2008
Samuel J. Camarata, Jr.	Director
/s/ Jack H. Jacobs Jack H. Jacobs	Director	January 28, 2008
/s/ Trusten A. McArtor Trusten A. McArtor	Director	January 28, 2008
/s/ John P. Moreno John P. Moreno	Director	January 28, 2008
/s/ Craig A. Parker Craig A. Parker	Director	January 28, 2008
/s/ Roger J. Steinbecker Roger J. Steinbecker	Director	January 28, 2008

EXHIBIT INDEX

Number	Description
5.1	Opinion of Castle Meinhold & Stawiarski LLC regarding legality of the Common Stock being registered
23.1	Consent of Castle Meinhold & Stawiarski LLC (included in Exhibit 5.1)
23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC
24.1	Power of Attorney (see signature page)
99.1	Xedar Corporation 2007 Equity Incentive Plan